State of Delaware

Secretary of State

Division of Corporations

Delivered  05:50 PM  01/16/2007

FILED  05:50 PM PM  01/16/07

SRV 070049618 –  4249744 FILE

Exhibit 3.1a

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Easy ESL Publishing, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

FOURTH: The amount of total authorized capital stock of the corporation is seventy-five million (75,000,000).  All such shares are to have a par value of $0.001 and are to be of one class.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the corporation has not received any payment for its stock.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificvate to be signed this sixteenthday of January, 2007

   _____/s/_Tracey Gendron___________

  Tracey Gendron

  INCORPORATOR